UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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METTLER-TOLEDO INTERNATIONAL INC.
(Name of Registrant as Specified in its Charter)

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Mettler-Toledo International Inc.
1900 Polaris Parkway
Columbus, OH 43240

March 15, 2007

     Dear Fellow Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, April 26, 2007, at 8:00 a.m. at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP on 375 Park Avenue (between 52nd and 53rd Street), 36th Floor, New York, New York.

The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.

We hope you will be able to attend the meeting.  In any event, please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote by telephone or over the Internet by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Chairman of the Board

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	8:00 a.m. on Thursday, April 26, 2007

Place:	Fried, Frank, Harris, Shriver & Jacobson LLP 375 Park Avenue (between 52nd and 53rd Street), 36th Floor New York, New York

Items of Business:	1. To elect eight directors

2. To ratify the appointment of PricewaterhouseCoopers as independent registered public accounting firm

3. To transact any other business properly brought before the meeting

Who Can Vote:	You can vote if you were a shareholder of record on February 28, 2007

Annual Report:	A copy of our 2006 Annual Report is enclosed

Date of Mailing:	On or about March 15, 2007

By order of the Board of Directors

James T. Bellerjeau
General Counsel and Secretary

Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote by telephone or over the Internet by following the instructions on your proxy card.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2007 Annual Meeting of Shareholders.

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ABOUT THE MEETING AND VOTING

Purpose of the Annual Meeting

The purpose of the annual meeting is to provide Mettler-Toledo International Inc. shareholders with an opportunity to vote on the proposals and any other business properly brought before the meeting.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on February 28, 2007 (the “record date”), is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 38,041,465 shares of common stock were outstanding.

Proposals to be Voted on and the Board’s Voting Recommendations

The following proposals will be voted on at the meeting. The board recommends that you vote your shares as indicated below. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals	The Board’s Recommendation

1. The election of eight directors for one-year terms	“FOR” each nominee

2. The ratification of the appointment of PricewaterhouseCoopers as the company’s independent registered public accounting firm	“FOR”

How to Vote

BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote the stock you own in accordance with your desired vote. To vote by proxy, complete, sign and return the enclosed proxy card by mail to the address stated on your proxy card. You may also vote by telephone or over the Internet by following the instructions on your proxy card.

IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, the address of which is indicated in the foregoing Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum (defined below) is present for the meeting.

Changing Your Vote

If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting; or voting in person at the meeting.

Votes Needed to Hold the Meeting

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person; vote by telephone or Internet; or properly return a proxy card by mail. Abstentions and broker non-votes shall also be counted in determining whether a quorum is present.

Effect of not Providing Voting Instructions

If your shares are held in the name of a brokerage firm and you have not provided your broker with voting instructions, the brokerage firm may vote your shares under certain circumstances. New York Stock Exchange rules

ABOUT THE MEETING AND VOTING

allow brokers to vote your shares without your instructions only on routine matters, such as the election of directors and ratification of the appointment of auditors (“broker non-votes”). On non-routine matters, such as those that change the rights of your shares, the brokerage firm may not vote your shares unless they receive voting instructions from you.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or vote the shares yourself. Proxies that are signed and returned but do not contain instructions will be voted “FOR” the items of business described in the proxy.

How to Vote on Proposal 1

A majority of shares present at the meeting and entitled to vote must vote “FOR” the election of each director. Votes cast shall include votes for or against a director. An abstention or broker non-vote shall not count as a vote cast with respect to a director.

How to Vote on Proposal 2

A majority of shares present at the meeting and entitled to vote must vote “FOR” the appointment of PricewaterhouseCoopers as the company’s independent registered public accounting firm for the proposal to be ratified. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote “against” this proposal.

For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote.

No Dissenters’ Rights

In the event of certain corporate actions, such as a merger subject to shareholder approval, shareholders have the right to dissent from such action and obtain payment of the fair value of his/her shares. This is referred to as “dissenters’ rights”. The proposals in this proxy statement do not give rise to dissenters’ rights.

Receiving More than One Proxy Card

If you have received more than one proxy card, you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Mellon Investor Services and may be reached by phone at +1 (800) 526-0801 and on the web at www.melloninvestor.com.

Shareholder Questions

At the end of the meeting, shareholders appearing at the meeting may ask questions of general interest.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting on the company’s web site and in the company’s second quarter Form 10-Q filed with the Securities and Exchange Commission.

BOARD OF DIRECTORS — GENERAL INFORMATION

Responsibility of the Board of Directors

It is the responsibility of the Board of Directors to establish and monitor the company’s internal governance practices and work towards the long-term success of the company. All actions of the company’s Board of Directors, executive officers and employees are governed by the company’s code of conduct. No waiver of the code of conduct by an executive officer or director was approved by the board in 2006. A copy of the code of conduct is available at www.mt.com on the Investor Relations/Corporate Governance web page and is available in print to any shareholder who requests it.

Corporate Governance Guidelines

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications and the director nomination process, the responsibilities of directors, including with respect to leadership development and management succession, meetings of non-management directors, and director compensation. The guidelines are available on the company’s web site at www.mt.com on the Investor Relations/Corporate Governance web page and are available in print to any shareholder who requests them.

Composition of the Board; Presiding (Lead) Director

In accordance with the company’s by-laws, the board consists of between five and ten directors, with the exact number currently fixed at eight. Each director holds a one-year term until the next annual meeting of shareholders. The board has established the position of Presiding Director, who oversees executive sessions of the non-management directors and all meetings of directors at which the Chairman is not present. The Presiding Director also coordinates with the Nominating and Corporate Governance Committee relating to director nominations as described in the Nominating and Corporate Governance Committee report below. Mr. Salice is currently serving as the Presiding Director.

The board has three committees:

(i) the Audit Committee;

(ii) the Compensation Committee; and

(iii) the Nominating and Corporate Governance Committee.

Minimum Qualifications for Directors

Members of the Board of Directors must demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered when selecting board nominees. Additional details are contained in the company’s corporate governance guidelines available at www.mt.com on the Investor Relations/Corporate Governance web page.

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The board solicits information from directors as to any relationship the director or his immediate family member has with the company that might affect the director’s independence. The board also evaluates directors’ independence pursuant to current NYSE rules.

In light of these criteria, the board has determined that Messrs. Chu, Contino, Dickson, Geier, Maerki, Milne and Salice are independent under the rules of the New York Stock Exchange and either have no relationships with the company (other than as director and shareholder) or have only immaterial relationships with the company.

BOARD OF DIRECTORS — GENERAL INFORMATION

Mr. Spoerry, Chairman of the Board, is not independent under the rules of the New York Stock Exchange, as he is also the company’s President and Chief Executive Officer.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

•	Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

Meeting of Non-Management Directors

The board schedules regular executive sessions for its non-management members, typically as part of each board meeting. The Presiding Director acts as chairman of these meetings.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board. The Board of Directors met six times in 2006. Each director attended at least 75% of all board and committee meetings of which the director is a member, except Mr. Geier who missed two board and Compensation Committee meetings due to health problems. Mr. Geier is expected to be able to attend all meetings again in 2007.

The company expects that all directors will attend the annual meeting of shareholders. All directors attended the 2006 annual meeting of shareholders.

Director Compensation

Non-employee directors are compensated by an annual cash retainer, committee member fees, and per meeting fees for board and committee meetings attended. The board and its committees sometimes forego per meeting fees at their discretion, for example for shorter or telephonic meetings. Members of the Board of Directors receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Each director also receives an annual stock option grant and a grant of restricted stock units. The following provides an overview of the elements of 2006 director compensation:

Annual cash retainer	$30,000
Fee per board meeting attended	$1,000
Fee per committee meeting attended	$750
Annual grant of stock options	3,000
Annual grant of restricted stock units	200
Committee member fees:
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000
Committee Chair fees (in addition to member fees):
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000

BOARD OF DIRECTORS — GENERAL INFORMATION

The exact amounts paid to each non-employee director with respect to 2006 are set out in the following table.

2006 Director Compensation(1)

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(2)	Awards(2)	Compensation	Total

Francis A. Contino	$58,000	$2,549	$20,281	$0	$80,830
John T. Dickson	46,750	2,549	40,834	0	90,133
Philip H. Geier	39,500	2,549	40,834	0	82,883
John Macomber	48,000	2,549	40,834	0	91,383
Hans Ulrich Maerki	39,500	2,549	32,293	0	74,342
George M. Milne	42,500	2,549	40,834	0	85,883
Thomas P. Salice	60,250	2,549	40,834	0	103,633

(1)	Mr. Wah-Hui Chu is not listed in this table because he joined the board on January 1, 2007.

(2)	Represents the compensation cost recognized by the company in 2006 pursuant to FAS 123R relating to restricted stock unit awards and option awards, respectively. The valuation assumptions associated with such awards are discussed Note 10 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2006. At December 31, 2006, each director held a total of 400 restricted stock units (vested and unvested) and stock options (vested and unvested) to purchase the following number of shares:

Francis A. Contino	9,000
John T. Dickson	22,000
Philip H. Geier	18,000
John Macomber	21,000
Hans Ulrich Maerki	15,000
George M. Milne	22,000
Thomas P. Salice	23,600

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually or the non-management directors as a group by:

EMAIL — PresidingDirector@mt.com.

REGULAR MAIL — Mettler-Toledo International Inc., Im Langacher, CH-8606 Greifensee, Switzerland, Attention: Presiding Director.

All communications will be reviewed by the Presiding Director.

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees:  the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Further information regarding the membership, function and meetings of the committees is contained in the table below.

Committees	Committee Functions

Audit(1)	Meetings in 2006: 4
Francis A. Contino, Chairman	• Oversees the accounting and financial reporting process of the company
Wah-Hui Chu (as of January 1, 2007)
• Assists with board oversight of the integrity of the company’s financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s financial statements

John Macomber (retired February 9, 2007)	• Assists with board oversight of the performance of the company’s internal audit function and independent registered public accounting firm, and the accounting firm’s qualifications and independence
Thomas P. Salice	• Assists with board oversight of the company’s compliance with legal and regulatory requirements

Compensation(2)	Meetings in 2006: 4
Thomas P. Salice, Chairman	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives
John T. Dickson	• Reviews and monitors compensation arrangements so that the company continues to retain, attract and motivate quality employees
Philip H. Geier	• Produces an annual report on executive compensation for inclusion in the company’s proxy statement
Hans Ulrich Maerki (as of January 1, 2007)	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement

Nominating and Corporate Governance	Meetings in 2006: 3
George M. Milne, Chairman	• Identifies, screens and recommends qualified candidates to serve as directors of the company
John T. Dickson	• Advises the board on the structure and membership of committees of the board
Hans Ulrich Maerki	• Develops and recommends to the board corporate governance guidelines applicable to the company

(1)	Mr. Contino and Mr. Salice are both considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition, and both are independent. No Audit Committee member serves on more than two other public company audit committees. Our Chief Financial Officer, Chief Executive Officer and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)	No member of the Compensation Committee was at any time during 2006 an officer or employee of the company or any of its subsidiaries, and no interlocks exist with respect to Compensation Committee members.

Committee Charters

Each committee of the Board of Directors has a written charter, setting forth the responsibilities of the committee in detail. The committee charters can be found on the company’s web site at www.mt.com on the Investor Relations/Corporate Governance web page and are available in print to any shareholder who requests them.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com. The committee is responsible for overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. In discharging its oversight role, the Audit Committee discussed the audited financial statements contained in the 2006 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers (“PwC”), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues opinions as to (1) whether the financial statements present fairly, in all material respects, the financial position of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America; (2) management’s assessment that the company maintained effective internal control over financial reporting; and (3) whether the company maintained, in all material respects, effective control over financial reporting.

Audited Financial Statements

In reviewing the company’s audited financial statements with the independent registered public accounting firm, the Audit Committee discussed with PwC the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 61, as amended, and other matters including, without limitation:

•	PwC’s responsibilities under generally accepted auditing standards, including the nature and scope of their audits;

•	the written disclosures and confirming letter from PwC regarding their independence required under the Independence Standards Board Standard No. 1;

•	significant accounting policies, such as revenue recognition, goodwill and other intangible assets, and income taxes;

•	management judgments and accounting estimates;

•	any material weaknesses and significant deficiencies in internal controls over financial reporting; and

•	the extent of any significant accounting adjustments.

In reviewing the company’s audited financial statements with the company’s management, the Audit Committee discussed the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2006	$2,881,000	$83,000	$197,000	$0
2005	$2,770,000	$167,000	$152,000	$82,000

Audit Fees — Represents fees for the audit of the annual financial statements, including the Sarbanes-Oxley §404 attestation opinion, and review of financial statements included in quarterly reports on Form 10-Q.

Audit-Related Fees — Substantially all of the audit-related fees in 2006 and $124,000 of the 2005 audit-related fees relate to due diligence work in connection with acquisition transactions.

Tax Fees — The 2006 and 2005 tax fees were primarily for compliance-related services.

AUDIT COMMITTEE REPORT

Other Fees — No significant other services were performed by PwC for the company in 2006 or 2005.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Tax Fees” and “Other Fees” is compatible with maintaining PwC’s independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services provided by PwC in accordance with the following framework:

•	If the project is in an approved category and less than $50,000 in fees, it is considered pre-approved by the Audit Committee. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the full Audit Committee for their advance approval.

•	On a quarterly basis, PwC reports all non-audit projects outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.

•	All non-audit fees are reviewed at least annually by the Audit Committee.

The independent registered public accounting firm must ensure that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible and estimate a budget for the next year’s non-audit services.

Independent Registered Public Accounting Firm for 2007

The Audit Committee has recommended to the board that PwC be engaged as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Respectfully submitted by the members of the
Audit Committee:

Francis A. Contino, Chairman
Wah-Hui Chu
Thomas P. Salice

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com.

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract and motivate high-quality employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from both the Head of Human Resources and the Chief Executive Officer regarding the amount and form of executive and director compensation.

The Compensation Committee also makes use of compensation consultants, who are typically engaged by the company at the direction of the Committee. In 2006, the Compensation Committee engaged the firm Pearl Meyer & Partners to assist it in the following areas: tally sheet composition and processes, review of long-term incentive vesting practices, and market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the
Compensation Committee:

Thomas P. Salice, Chairman
John T. Dickson
Philip H. Geier
Hans Ulrich Maerki

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. We describe below the process established by the committee to nominate directors to the Board of Directors as well as some of the recent corporate governance activities undertaken by the committee.

Director Nomination Process

When there is an actual or anticipated board vacancy, candidates for the Board of Directors may be recommended by (i) any member of the Nominating and Corporate Governance Committee, (ii) other board members, (iii) third parties engaged for that purpose by the committee, and/or (iv) the company’s shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders and evaluate them in the same manner as other candidates. Shareholders interested in recommending a person to be a director of the company must make such recommendation in writing. The recommendation must be forwarded to the Secretary of the company at: Mettler-Toledo International Inc., Im Langacher, CH-8606 Greifensee, Switzerland. Shareholder recommendations must include the information and be sent within the time-frames specified in the company’s by-laws, a copy of which can be obtained from the Secretary. Additional details regarding minimum qualifications for director nominees can be found in the corporate governance guidelines on the company’s website at www.mt.com.

The Nominating and Corporate Governance Committee follows the following process in nominating candidates for a position on the company’s Board of Directors.

(1)	The committee begins by working with the Presiding Director and Chairman of the Board to determine the specific qualifications, qualities and skills that are desired for potential candidates to fill the vacancy on the board. The committee makes this determination based upon the current composition of the board, the specific needs of the company and the Minimum Qualifications for Directors included in the corporate governance guidelines.

(2)	The Nominating and Corporate Governance Committee, Presiding Director and Chairman of the Board will then compile a list of all candidates recommended to fill the vacancy on the board. Candidates who meet the desired qualifications, qualities and skills will be required to complete a questionnaire that solicits information regarding the candidates’ background, experience, independence and other information.

(3)	All members of the Nominating and Corporate Governance Committee, the Presiding Director, the Chairman of the Board and, in appropriate cases, other board members will interview those candidates who have completed the questionnaire.

(4)	Following these interviews, the full Nominating and Corporate Governance Committee considers the qualifications of each candidate to ensure that each candidate meets the specific qualities and skills that are desired. The committee will forward to the Board of Directors for consideration a list of candidates qualified for the position.

With regard to the current board nominees, the Nominating and Corporate Governance Committee has evaluated the qualifications and contributions of each of the board nominees and has recommended to the board that the eight current directors be nominated for re-election.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

Corporate Governance

The Nominating and Corporate Governance Committee led the company’s corporate governance efforts by:

•	Overseeing the successful search for a new board member with Asian experience.

•	Evaluating the voting standard to be used in director elections, and recommending that the company adopt a “majority vote” standard.

•	Evaluating the effectiveness of the board committees and charters and corporate governance guidelines.

•	Reviewing the structure and membership of committees of the board in light of feedback received from board evaluations, committee evaluations, individual director evaluations and director self evaluations.

Respectfully submitted by the members of the
Nominating and Corporate Governance Committee:

George M. Milne, Chairman
John T. Dickson
Hans Ulrich Maerki

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The Compensation Committee oversees compensation of the company’s executive officers. In carrying out its duties, the Compensation Committee receives information and recommendations from the Head of Human Resources and the Chief Executive Officer, and consults with outside compensation consultants as it deems appropriate. The objectives of the company’s executive compensation programs are as follows:

•	We operate globally and compete to attract and keep the best talent. Total compensation must be competitive in the global personnel market in which we operate.

•	Compensation should be transparent and performance should be objectively measured.

•	We believe in a strong link between pay and performance. We set challenging targets for ourselves, and compensation is designed to reward overachievement of targets. At the same time, when performance is only at or below target, compensation tends to be below market.

•	One of our primary goals is to create shareholder value, and we seek to tie a significant portion of executive compensation to this objective. We do this in part by linking long-term compensation to the company’s long-term performance.

•	We also encourage executives to be company shareholders.

The company’s compensation program consists of three main elements: base salary, an annual cash bonus and long-term incentive compensation (stock options). Although executive officers participate in certain defined contribution pension plans, the contributions do not form a substantial part of total compensation. We do not believe in providing special benefits to executives, and are conservative regarding perquisites. In sum, our goal is ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation, taking into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent. In evaluating the competitiveness of executive compensation, the Compensation Committee periodically conducts both broad based surveys and surveys of the salaries of executives in the instruments and electronics industries, including companies in SIC Code 3826 (Laboratory Analytical Instruments). The Compensation Committee has also reviewed peer company executive compensation at Agilent Technologies, Applera Corp Applied Biosys, Beckman Coulter, Bio-Rad Laboratories, Fisher Scientific, Millipore, Pall, PerkinElmer, Thermo Electron (together with Fisher Scientific now ThermoFisher Scientific), Varian and Waters.

Base Salary

The company’s goal is to pay average base salaries that are at or below the median. Based on broad based and peer company surveys, we believe base salaries for executive officers are generally lower than those at peer companies. Although a certain base salary is necessary and appropriate, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash bonus and long-term incentives.

Annual Cash Bonus

We link pay with performance through our bonus plan, called POBS Plus (Performance Oriented Bonus System). The purpose of the bonus plan is to provide an incentive to key employees of the company to dedicate themselves to the financial success of the company as measured based on objective financial criteria. The bonus plan is administered by the Compensation Committee of the Board of Directors. By no later than the end of the first quarter of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based. Performance targets are closely related to that fiscal year’s budget and business plan and may be

COMPENSATION DISCUSSION AND ANALYSIS

based upon any one or more of the following financial criteria: earnings per share, cash flow, operating profit of business areas, sales of the company and/or its business areas, inventory turnover of the company and/or its business areas, and days sales outstanding of business areas. In addition, between 5 and 15 percent of the bonus for each participant is based on individual objective performance targets relating to the company’s annual business objectives. The CFO’s targets include targets relating to the company’s financial systems and controls. After the conclusion of each year, the Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant. The Compensation Committee has discretion to exclude certain items, both positive and negative, from their assessment of target achievement.

The bonus plan provides for payment of a cash bonus to participants calculated by reference to the performance targets. For each participant, a cash bonus will become payable following achievement of at least 90% of the target level. For each full percentage point of target achievement above 90% and up to a maximum of 120% for individual performance targets and 130% for the company performance targets, a cash bonus of from 2.5% to 7.5% of the base salary of the participant is payable, for a total maximum potential bonus of between 100% and 300% of base salary. Within 90 days of the close of each calendar year, the percentage of base salary between 2.5% and 7.5% to be used in calculating the bonus is established for each participant by the Compensation Committee. The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. Over-achievement under the bonus plan can result in above-median total cash compensation even though base salary may be below the median.

The financial targets used relate closely to our annual plan and budget, which are approved by the full Board of Directors each year. The annual plan and budget is set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. In 2006, the primary group financial targets were earnings per share, net cash flow, inventory turnover and group sales.

The range of actual 2006 bonuses that could be earned by the named executive officers under the POBS Plus plan is set out in the following tables. The maximum bonus that could have been earned by an executive in 2006 was $1,572,553 in Mr. Spoerry’s case.

Range of Bonus Possible (as a % of Base Salary)

	90% Target	100% Target	130% (Max.)
Position	Achievement	Achievement	Achievement

CEO	0	50.0%	171.25%
Other named executive officers	0	45.0%	161.25%

Range of Bonus Possible (in $)

	90% Target	100% Target	130% (Max.)
Position	Achievement	Achievement	Achievement

Robert F. Spoerry	0	$459,140	$1,572,553
William P. Donnelly	0	148,500	532,125
Olivier A. Filliol	0	159,874	572,882
Beat Luethi	0	154,538	553,760
Urs Widmer	0	116,495	417,441

The impact of over- or under-achieving targets on the annual bonus can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plan that they be challenging and ambitious. Over the last several years, the average target achievement for executive officers has ranged from slightly below 100% to approximately 125%, resulting in bonuses of between approximately 30% to 155% of base salary.

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s interests with those of the company’s shareholders. When the company performs well, the value of executive officers’ incentive compensation increases. When the company does not perform well, the value of incentive awards is reduced. Our stock options vest over five years, 20% per year, starting on the first anniversary of the date of grant. Options generally have a term of ten years, except for certain grants to Swiss residents having terms of six years and ten and a half years, respectively.

The Compensation Committee determines the size of stock option grants with reference to the other two elements of compensation, the individual executive’s scope of responsibility and performance, total compensation, cost to the company and competitive market data.

The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards. In line with our philosophy of rewarding for performance, if the interests of shareholders have been and continue to be served, it is appropriate for management to continue to be awarded long-term incentives.

Option Grant Practices and Policy

The Compensation Committee undertook a review in 2006 of the company’s historical option grants, and believes that all grants were properly made. The Compensation Committee approves all option grants. Option grants are typically made once each year on the date of the Compensation Committee meeting at which the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee meeting dates are set up to two years in advance, and the option grants are made on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers.

All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Stock Ownership Policy

We encourage all executives to be direct shareholders. The Compensation Committee periodically evaluates whether to implement a stock ownership requirement or other holding requirement for directors or executive officers. To date, the Committee has not implemented such a policy. The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. All of the directors and most of the executive officers are already direct shareholders, and all executive officers have the large majority of their company compensation tied to stock options. The Compensation Committee believes that implementing an ownership policy is not necessary under the circumstances, and would not enhance management’s motivation or performance.

Swiss Pension Plan

The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary is equal to between 106% and 116% of base salary, and is capped by Swiss law at a maximum of SFr. 774,000 in 2006 and SFr. 795,600 in 2007. Individual employees may also make their own direct contributions to the plan from their own funds.

Amounts in the plan bear interest depending on the annual performance of the pension plan, but not less than the minimum rate set by Swiss law, which is currently 2.5% per annum. Retirement benefits are paid in the form of a lump-sum payment when the employee reaches the normal retirement age under the plan of 65.

COMPENSATION DISCUSSION AND ANALYSIS

The change in Swiss law capping the “covered salary” at Sfr. 774,000 had the effect of reducing the amount the company paid into the pension plan for Mr. Spoerry by approximately Sfr. 106,000 from Sfr. 275,875. To make up for this reduction and in line with the company’s employment agreement with Mr. Spoerry, the Compensation Committee made a one-time increase to Mr. Spoerry’s base salary by approximately Sfr. 70,000. This increase, when taken with the corresponding increase in Mr. Spoerry’s target bonus, partially offsets the loss to Mr. Spoerry resulting from the change in Swiss law and leaves his pre-tax income approximately equivalent. In reaching this agreement, Mr. Spoerry agreed to forego the Swiss tax benefit of the lost pension contributions in 2006 and future years.

Tax Treatment

Section 162(m) of the Internal Revenue Code prohibits the company from deducting compensation in excess of $1 million paid to certain employees, generally its CEO and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. We seek to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation pursuant to Section 162(m).

Tax Equalization Agreements (Swiss Executives)

The company is a party to tax equalization agreements with Messrs. Spoerry, Filliol, Luethi and Widmer, who are non-U.S. citizens and non-U.S. residents and who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) than if they had not become subject to incremental US taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to US taxation, the Compensation Committee does not believe it is appropriate to take into account the US taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year.

Changes in 2006 Compensation

The Compensation Committee increased Mr. Spoerry’s base salary by 4% over the prior year, taking into account a review of salaries at peer companies and reflecting Mr. Spoerry’s performance. The 4% figure excludes the effect of the one-time increase in Mr. Spoerry’s base salary made to adjust for the 2006 change in Swiss pension law described above.

Based on a similar review process, the Compensation Committee increased the base salaries of Messrs. Donnelly, Filliol, Luethi and Widmer by 6.3%, 3.0%, 3.5%, 1.5% respectively.

Based on the quality of leadership of Mr. Spoerry and the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table(1)

				Non-Equity
				Incentive Plan
		Base	Option	Compensation	All Other
Name and Principal		Salary	Awards	[Bonus]	Compensation	Total
Position	Year	($)	($)(2)	($)(3)	($)(4)	($)

Robert F. Spoerry	2006	$918,279	$465,553	$1,431,414	$889,512	$3,704,758
President and Chief
Executive Officer
William P. Donnelly	2006	330,000	450,914	448,239	35,439	1,264,592
Chief Financial Office
Olivier A. Filliol	2006	355,276	599,921	526,668	81,458	1,563,412
Head of Global Sales,
Service and Marketing
Beat Luethi	2006	343,417	512,965	355,196	115,423	1,327,002
Head of Laboratory
Urs Widmer	2006	258,878	336,038	288,804	86,787	970,507
Head of Industrial

(1)	All amounts shown were paid in Swiss francs, except amounts paid to Mr. Donnelly and U.S. tax equalization payments, which were paid in U.S. dollars. For purposes of this table, amounts paid in Swiss francs were converted to U.S. dollars at a rate of SFr. 1.2548 to $1.00, the average exchange rate in 2006.

(2)	Represents the compensation cost recognized by the company in 2006 pursuant to FAS 123R relating to stock option awards. The valuation assumptions associated with such awards are discussed Note 10 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2006.

(3)	Amounts shown are the annual cash bonus earned for 2006 under the company’s POBS Plus (Performance Oriented Bonus System) bonus plan.

(4)	Includes pension contributions, tax equalization payments, and other miscellaneous benefits. The company’s contributions to the Mettler-Toledo Fonds, a Swiss cash balance benefit (or pension) plan, (in Mr. Donnelly’s case, the company matching payments under its 401(k) plan) are itemized below and described in more detail in the Nonqualified Deferred Compensation Table presented later in this proxy statement.

The tax equalization payments are itemized below. As described in the Compensation Discussion and Analysis, the individuals do not receive any cash benefit from these payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) than if they had not become subject to US taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year.

Miscellaneous benefits, none of which individually exceeds $25,000 in value, include car allowances, expense allowances, tax return preparation, and the value of meals in the company cafeteria. In Mr. Donnelly’s case, they also include access to a company-rented apartment in Columbus in lieu of his staying in a hotel there and the dollar value of life insurance premiums paid by the company.

	Pension	Tax	Miscellaneous
Name	Contributions	Equalization	Benefits

Robert F. Spoerry	$135,703	$713,843	$39,966
William P. Donnelly	13,200	0	22,239
Olivier A. Filliol	86,927	(21,597)	16,218
Beat Luethi	83,932	15,273	16,218
Urs Widmer	63,576	6,993	16,218

Employment Agreements

The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our bonus plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 12 months after termination of employment (24 months in the case of Mr. Spoerry). The agreements may be terminated without cause on six months’ notice for Messrs. Filliol and Widmer, 12 months’ notice for Messrs. Donnelly and Lüthi, and

COMPENSATION DISCUSSION AND ANALYSIS

36 months’ notice for Mr. Spoerry, during which periods the executive is entitled to full compensation under the agreement, including payment of base salary, target bonus, and continuation of benefits.

Grants of Plan-Based Awards(1)

		All Other
		Option
		Awards:		Grant Date
		Number of	Exercise or	Fair Value
		Securities	Base Price	of Stock and
		Underlying	of Option	Option
		Options	Awards	Awards
Name	Grant Date	(#)	($/Sh)	($)(2)

Robert F. Spoerry	11/2/06	100,000	$68.06	$2,137,000
William P. Donnelly	11/2/06	45,000	$68.06	961,650
Olivier A. Filliol	11/2/06	45,000	$68.06	961,650
Beat Luethi	11/2/06	45,000	$68.06	961,650
Urs Widmer	11/2/06	27,500	$68.06	587,675

(1)	This table omits the columns “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”. Payments under non-equity inventive plan awards include the company’s annual cash bonus under the company’s POBS Plus (Performance Oriented Bonus System) bonus plan. The threshold, target and maximum bonuses theoretically achievable under the POBS Plus bonus plan are described above under “Annual Cash Bonus”. The actual bonus earned with respect to 2006 is included in the “Summary Compensation Table” above. Each of the option awards vests in five equal annual installments starting on the first anniversary of the date of grant.

(2)	The grant date fair value of the options granted of $21.37 per share has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of five years; a risk-free interest rate of 4.55%; a volatility rate of 25%; and a zero dividend yield. The Black-Scholes option pricing model is only one method of valuing options. The actual value of the options may significantly differ, and depends on the excess of the market value of the common stock over the exercise price at the time of exercise.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Robert F. Spoerry(2)	50,336	0	$15.89	10/15/2007
	—	—	$45.91	4/30/2012
	—	—	$33.23	5/6/2013
	—	—	$37.56	2/27/2014
	—	—	$47.95	4/28/2015
	24,000	96,000	$52.37	5/3/2016
	0	100,000	$68.06	5/2/2017
William P. Donnelly	25,000	0	$46.375	5/1/2011
	25,000	0	$45.91	4/30/2012
	18,000	12,000	$37.56	8/27/2013
	15,000	0	$37.56	8/27/2013
	16,000	24,000	$47.95	10/28/2014
	11,000	44,000	$52.37	11/3/2015
	0	45,000	$68.06	11/2/2016
Olivier A. Filliol	50,000	0	$46.20	12/1/2011
	30,000	0	$45.91	4/30/2012
	24,000	6,000	$33.23	5/6/2013
	18,000	12,000	$37.56	2/27/2014
	15,000	0	$37.56	2/27/2014
	16,000	24,000	$47.95	4/28/2015
	11,000	44,000	$52.37	5/3/2016
	0	45,000	$68.06	5/2/2017
Beat Luethi	10,000	10,000	$29.95	4/30/2013
	20,000	20,000	$37.56	2/27/2014
	7,500	0	$37.56	2/27/2014
	16,000	24,000	$47.95	4/28/2015
	11,000	44,000	$52.37	5/3/2016
	0	45,000	$68.06	5/2/2017
Urs Widmer	6,291	0	$15.89	10/15/2007
	30,000	0	$45.91	4/30/2012
	15,000	10,000	$37.56	2/27/2014
	15,000	0	$37.56	2/27/2014
	10,000	15,000	$47.95	4/28/2015
	7,000	28,000	$52.37	5/3/2016
	0	27,500	$68.06	5/2/2017

(1)	Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except certain options granted in 2003, which vested on the first and second anniversary of the date of grant.

(2)	The Compensation Committee recommended granting options to Mr. Spoerry in each of the five years between 2000 and 2004. Mr. Spoerry declined each of the proposed grants, requesting instead that the options be made available to other employees.

COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises in Fiscal 2006(1)

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Robert F. Spoerry	288,488	$14,542,153
William P. Donnelly	80,050	4,753,889
Olivier A. Filliol	15,000	219,669
Beat Luethi	20,000	957,456
Urs Widmer	—	—

(1)	Each of the options exercised by Messrs. Spoerry, Donnelly and Filliol were close to the end of their contractual terms, and needed to be exercised to avoid the options lapsing.

Nonqualifed Deferred Compensation(1)

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last FY	in Last FY	in Last FY	Distributions	FYE
Name	($)(2)	($)(3)	($)(4)	($)	($)(5)

Robert F. Spoerry	$796,940	$135,703	$106,920	$0	$4,036,187
William P. Donnelly(6)	15,000	13,200	8,960	0	146,633
Olivier A. Filliol	127,510	86,927	47,918	0	1,461,512
Beat Luethi	796,940	83,932	34,996	0	1,796,217
Urs Widmer	278,929	63,576	58,152	0	1,967,579

(1)	The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a form of cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary is equal to between 106% and 116% of base salary, and was capped by Swiss law at a maximum of SFr. 774,000 in 2006 and SFr. 795,600 in 2007. Individual employees may also make their own direct contributions to the plan from their own funds.

(2)	Represents voluntary contributions by the individuals from their own funds.

(3)	The amounts contributed by the company are included in the “All Other Compensation” column of the Summary Compensation Table above (see also footnote (4) to the Summary Compensation Table).

(4)	Represents the return earned on the plan balances during 2006.

(5)	Of the amounts shown, Messrs. Spoerry, Donnelly, Filliol, Luethi and Widmer have contributed $1.6 million, $65,000, $0.8 million, $0.8 million, and $0.8 million, respectively.

(6)	Amounts for Mr. Donnelly relate to the company’s 401(k) savings plan.

Payments Upon Termination or Change in Control

Pursuant to the employment agreements described above, each of the named executive officers may be terminated after giving the requisite notice. In the event of certain terminations, the executives are entitled to receive full compensation during the notice period.

COMPENSATION DISCUSSION AND ANALYSIS

The following table reflects payments that would have been made to the named executive officers if they had been terminated on various grounds, assuming that notice of termination was given on December 31, 2006. This table does not include information about any contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees.

Potential Payments Upon Terminations(1)

	For Cause/Death/	Not For Cause/For
	Disability/Retirement	Good Reason/
Name	(2)	All Other(3)

Robert F. Spoerry
Base Salary	$0	$2,754,838
Bonus	0	918,279
Pension	0	418,470
Benefits	0	96,348

Total	0	4,187,939
William P. Donnelly
Base Salary	0	330,000
Bonus	0	148,500
Pension	0	13,200
Benefits	0	9,996

Total	0	501,697
Olivier A. Filliol
Base Salary	0	177,638
Bonus	0	79,937
Pension	0	43,464
Benefits	0	4,184

Total	0	305,223
Beat Luethi
Base Salary	0	343,417
Bonus	0	154,538
Pension	0	83,932
Benefits	0	8,368

Total	0	590,256
Urs Widmer
Base Salary	0	129,439
Bonus	0	58,248
Pension	0	31,788
Benefits	0	4,184

Total	0	223,659

(1)	In all termination scenarios, the named executive officer retains vested amounts in the company’s pension plans — these amounts are described in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table above. In a change in control situation, the Compensation Committee has discretion to determine whether unvested outstanding options issued pursuant to Mettler-Toledo International Inc. 1997 Amended and Restated Stock Option Plan will accelerate and become fully exercisable. For purposes of this table, we assume that all outstanding options accelerate and become fully exercisable as of December 31, 2006. The expense associated with this

COMPENSATION DISCUSSION AND ANALYSIS

acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The value of the named executive officers’ unvested stock options as of December 31, 2006 is as follows (calculated as the difference between the share price on that date of $78.85 and the respective exercise price):

Value of
Accelerated
Unvested Stock
Name	Options

Robert F. Spoerry	$3,621,080
William P. Donnelly	2,887,750
Olivier A. Filliol	3,161,470
Beat Luethi	3,707,070
Urs Widmer	1,914,565

(2)	The named executive officers are not entitled to any additional compensation from the company upon a termination for cause or relating to disability, or upon death or retirement. In a termination for cause, each employee forfeits vested as well as unvested stock options. US-based employees have company-provided life insurance paying one time their annual compensation (up to $500,000) upon the employee’s death during employment. In Mr. Donnelly’s case, the insured amount is $500,000.

(3)	In all other terminations (including not for cause or for good reason), the individual is entitled to base salary, bonus and certain benefits for the contractual notice period in their respective employment agreement. Pursuant to the operation of our equity plans applicable to all employees, the individual is also entitled to additional option vesting during the notice period; provided, that if the individual gives notice of termination (voluntary termination), the individual is not entitled to additional option vesting from the date of giving notice for all options granted starting in 2002.

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers and owners of more than 5% of the company’s common stock as of the record date February 28, 2007 (December 31, 2006 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

5% Shareholders:
Fidelity Management & Research Company	4,232,245	11.1%
82 Devonshire Street,
Boston, MA 02109
Franklin Resources, Inc.	2,282,086	6.0%
One Franklin Parkway,
San Mateo, CA 94403

Directors:
Robert F. Spoerry(2)	388,604	1.0%
Wah-Hui Chu	500	*
Francis A. Contino	2,640	*
John T. Dickson	14,949	*
Philip H. Geier	14,040	*
Hans Ulrich Maerki	6,040	*
George M. Milne	16,040	*
Thomas P. Salice(3)	313,183	*

Named Executive Officers:
William P. Donnelly(4)	165,478	*
Olivier A. Filliol	173,148	*
Beat Luethi	64,500	*
Urs Widmer	90,528	*

All Directors and Executive Officers as a Group (16 persons):	1,461,094	3.8%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)	Calculations of percentage of beneficial ownership are based on 38,041,465 shares of common stock outstanding on February 28, 2007. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

Shares subject to options exercisable within 60 days:

Robert F. Spoerry	24,000	Thomas P. Salice	14,600
Wah-Hui Chu	0	William P. Donnelly	110,000
Francis A. Contino	1,800	Olivier A. Filliol	164,000
John T. Dickson	13,000	Beat Luethi	64,500
Philip H. Geier	9,000	Urs Widmer	83,291
Hans Ulrich Maerki	6,000	All directors and executive officers as a group	653,066
George M. Milne	13,000

(2)	Includes 17,778 shares held by Mr. Spoerry’s spouse.

(3)	Includes 36,943 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(4)	Includes 1,908 shares held by Mr. Donnelly’s children.

SHARE PERFORMANCE GRAPH

The following graph compares the cumulative total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2001 through December 31, 2006 in our common stock, the Standard & Poor’s 500 Composite Stock Index (S&P 500) and the SIC Code 3826 Index — Laboratory Analytical Instruments. Historically, we have not paid dividends on our common stock. However, the company will evaluate this policy on a periodic basis taking into account our results of operations, financial condition, capital requirements, including potential acquisitions, our share buyback program, the taxation of dividends to our shareholders, and other factors deemed relevant by our Board of Directors.

Comparison of Cumulative Total Return
Among Mettler-Toledo International Inc., the
S&P 500 Index and SIC Code 3826 Index —
Laboratory Analytical Instruments

	12-31-01	12-31-02	12-31-03	12-31-04	12-31-05	12-31-06

Mettler-Toledo	$100	$62	$81	$99	$106	$152
S&P 500 Index	$100	$78	$100	$111	$117	$135
SIC Code 3826 Index	$100	$53	$77	$92	$94	$117

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. Each nominee, if elected, will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. In the event that a nominee is unable to serve, the person designated as proxyholder for the company will vote for the remaining nominees and for such other person as the Board of Directors may nominate.

Robert F. Spoerry is 51 years old and has been a director since October 1996. Mr. Spoerry has been President and Chief Executive Officer of the company since 1993. He served as Head of Industrial and Retail (Europe) of the company from 1987 to 1993. Mr. Spoerry has been Chairman of the Board of Directors since May 1998.

Wah-Hui Chu is 55 years old and has been a Director since January 2007 and serves on the Audit Committee. Mr. Chu is President of PepsiCo International — China Beverages Business Unit and Chairman of PepsiCo (China) Investment Company Limited. Before joining PepsiCo in 1998, he held various senior management positions in several U.S. multinational companies, including Quaker Oats, HJ Heinz, Whirlpool and Monsanto. Mr. Chu is a member of Best Buy’s China Advisory Board and serves as Chairman of the Multinational Corporation Club of Guangzhou.

Francis A. Contino is 61 years old and has been a director since October 2004 and serves on the Audit Committee. Mr. Contino is Executive Vice President — Strategic Planning and Chief Financial Officer of McCormick & Company, Inc. He is a member of the Management Committee and has been a member of the Board of Directors and Chief Financial Officer of McCormick since joining the company in 1998. Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.

John T. Dickson is 61 years old and has been a director since March 2000 and serves on the Compensation and Nominating and Corporate Governance Committees. Mr. Dickson was President and Chief Executive Officer of Agere Systems Inc. from August 2000 to October 2005. Previously, Mr. Dickson had been Executive Vice President and Chief Executive Officer of Lucent Technologies’ Microelectronics and Communications Technologies Group since October 1999. He joined AT&T Corp. in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent’s Microelectronics Group in 1997. Mr. Dickson is also a Director of National Semiconductor Corporation and Frontier Silicon Limited.

Philip H. Geier is 72 years old and has been a director since July 2001 and serves on the Compensation Committee. Mr. Geier was Chairman of the Board and Chief Executive Officer of the Interpublic Group of Companies, Inc. from 1980 to 2000 and was a Director of Interpublic from 1975 to 2000. Mr. Geier is also a Senior Advisor for Lazard Frères & Co. LLC and a Director of AEA Investors LLC, Alcon, Inc., Fiduciary Trust Co. International and Foot Locker, Inc.

Hans Ulrich Maerki is 60 years old and has been a director since September 2002 and serves on the Compensation and Nominating and Corporate Governance Committees. Mr. Maerki has been the Chairman of IBM Europe/Middle East/Africa (EMEA) since August 2001. From July 2003 to May 2005, Mr. Maerki was also the General Manager of IBM EMEA. From 1996 to July 2001, Mr. Maerki was General Manager of IBM Global Services, EMEA. Mr. Maerki has been with IBM in various positions since 1973. Mr. Maerki is also a Director of ABB Ltd. and Menuhin Festival Gstaad AG. He also serves on the Board of Trustees of IMD Lausanne, IESE Madrid and HEC Paris, as well as The Hermitage Museum in St. Petersburg, Russia.

George M. Milne, Jr., Ph.D., is 63 years old and has been a director since September 1999 and serves on the Nominating and Corporate Governance Committee. From 1970 to July 2002, Dr. Milne held various management positions with Pfizer Corporation, including most recently Executive Vice President, Pfizer Global Research and Development and President, Worldwide Strategic and Operations Management. Dr. Milne was also a Senior Vice President of Pfizer Inc. and a member of the Pfizer Management Council. He was President of Central Research from 1993 to July 2002 with global responsibility for Pfizer’s Human and Veterinary Medicine Research and

PROPOSAL ONE:
ELECTION OF DIRECTORS

Development. Dr. Milne is also a Director of Aspreva Pharmaceuticals, Inc., Charles River Laboratories, Inc. and MedImmune, Inc.

Thomas P. Salice is 47 years old and has been a director since October 1996 and serves on the Audit and Compensation Committees. Mr. Salice is a co-founder and Managing Member of SFW Capital Partners, LLC, a private equity firm. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice is also a Director of Agere Systems Inc. and Waters Corporation. He also serves on the Board of Trustees of Fordham University.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers (PwC) as the company’s independent registered public accounting firm. Upon recommendation of the Audit Committee, the Board of Directors has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2007 and to perform such other services as may be required of them.

Auditor Attendance at Annual Meeting

Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report in this proxy statement for further details concerning the fees charged by PwC.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Dickson, Geier, Maerki and Salice, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during or prior to 2006. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that in the last fiscal year, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2006, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report will be available on the Investor Relations/Annual Report web page of the company’s web site at www.mt.com. Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. Requests in writing for copies of any such materials should be directed to the Treasurer, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by telephone, mail or via the Internet.

How to Submit Shareholder Proposals

Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2007. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors and regular employees, none of whom will receive additional compensation

ADDITIONAL INFORMATION

therefore, may solicit proxies in person or by telephone, Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

PROXY
METTLER-TOLEDO INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
April 26, 2007
This proxy is solicited on behalf of Mettler-Toledo International Inc.’s Board of Directors
     The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2007 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in New York, New York on Wednesday, April 26, 2007 at 8:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.
     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.
(continued and to be signed on other side)

Address Change / Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
ITEM NO. 1 - ELECTION OF DIRECTORS

01	FOR	AGAINST	ABSTAIN	05	FOR	AGAINST	ABSTAIN
Robert F. Spoerry	☐	☐	☐	Philip H. Geier	☐	☐	☐

02	FOR	AGAINST	ABSTAIN	06	FOR	AGAINST	ABSTAIN
Wah-Hui Chu	☐	☐	☐	Hans Ulrich Maerki	☐	☐	☐

03	FOR	AGAINST	ABSTAIN	07	FOR	AGAINST	ABSTAIN
Francis A. Contino	☐	☐	☐	George M. Milne	☐	☐	☐

04	FOR	AGAINST	ABSTAIN	08	FOR	AGAINST	ABSTAIN
John T. Dickson	☐	☐	☐	Thomas P. Salice	☐	☐	☐

ITEM NO. 2 - APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR	AGAINST	ABSTAIN
☐	☐	☐
					Receipt is hereby acknowledged of the Mettler-Toledo International Inc. Notice of Meeting and Proxy Statement
					PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.
☐

Signature	Signature	Date

NOTE. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.
▲ FOLD AND DETACH HERE ▲
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